DUN & BRADSTREET REPORTS FOURTH QUARTER AND FULL YEAR 2021 FINANCIAL RESULTS

JACKSONVILLE, Fla. - February 16, 2022: Dun & Bradstreet Holdings, Inc. (NYSE: DNB), a leading global provider of business decisioning data and analytics, today announced unaudited financial results for the fourth quarter and year ended December 31, 2021. A reconciliation of U.S. generally accepted accounting principles (“GAAP”) to non-GAAP financial measures has been provided in this press release, including the accompanying tables. An explanation of these measures is also included below under the heading “Use of Non-GAAP Financial Measures.”

•GAAP Revenue and Adjusted Revenue for the fourth quarter of 2021 were $598.3 million, an increase of 24.7% and 25.5% on a constant currency basis compared to the fourth quarter of 2020.

•Excluding the net impact of acquisitions, organic revenue, before the effect of foreign exchange, was $504.4 million, an increase of 5.0% compared to fourth quarter of 2020, which included a 0.2 percentage point impact from the net impact of lower deferred revenue purchase accounting adjustments of $0.6 million.

•GAAP Net loss for the fourth quarter of 2021 was $11.6 million, or diluted loss per share of $0.03, compared to net income of $1.8 million or diluted earnings per share of less than $0.01 for the prior year quarter. Adjusted net income was $141.9 million, or adjusted diluted earnings per share of $0.33, compared to adjusted net income of $114.7 million, or adjusted diluted earnings per share of $0.27 for the prior year quarter.

•Adjusted EBITDA for the fourth quarter of 2021 was $242.7 million, up 19.1% compared to the fourth quarter of 2020, and adjusted EBITDA margin was 40.6%, which included the net impact of lower deferred revenue purchase accounting adjustments of $0.6 million.

“With 25 percent growth overall and 5 percent growth organically, we exited the year with strong momentum as performance in both North America and International accelerated. Through significant financial and operational achievements since the go private and throughout 2021, we are well positioned to continue capitalizing on growing opportunities through new solution innovation, expanded data offerings, strategic partnerships and expanded capabilities via disciplined acquisition,” said Anthony Jabbour, Dun & Bradstreet Chief Executive Officer.

•GAAP Revenue for the year ended December 31, 2021 was $2,165.6 million, an increase of 24.5% and 24.3% on a constant currency basis compared to the year ended December 31, 2020, which included the net impact of acquisitions completed in 2021 and the net impact of lower deferred revenue purchase accounting adjustments of $20.9 million.

•Adjusted Revenue for the year ended December 31, 2021 was $2,170.2 million, an increase of 24.8% and 24.6% on a constant currency basis compared to the year ended December 31, 2020. Excluding the net impact of acquisitions, organic revenue, before the effect of foreign exchange, was $1,822.6 million, an increase of 4.5% compared to the year ended December 31, 2020, which included a 1.3 percentage point impact from the net impact of lower deferred revenue purchase accounting adjustments of $20.9 million.

•GAAP Net loss for the year ended December 31, 2021 was $71.7 million, or diluted loss per share of $0.17, compared to a net loss of $180.6 million, or diluted loss per share of $0.49 for the prior year period. Adjusted net income was $471.1 million, or adjusted diluted earnings per share of $1.10, compared to adjusted net income of $346.6 million, or adjusted diluted earnings per share of $0.94 for the prior year period.

•Adjusted EBITDA for the year ended December 31, 2021 was $847.1 million, up 19.1% compared to the year ended December 31, 2020, and adjusted EBITDA margin was 39.0%, which included the net impact of lower deferred revenue purchase accounting adjustments of $20.9 million.

Segment Results

North America

For the fourth quarter of 2021, North America revenue was $428.7 million, an increase of $27.6 million or 6.9% and 6.8% on a constant currency basis compared to the fourth quarter of 2020. Excluding the positive impact of foreign exchange of $0.3 million and the net impact of acquisitions which contributed revenue of $10.6 million, North America organic revenue increased 4.1%.

•Finance and Risk revenue for the fourth quarter of 2021 was $230.5 million, an increase of $12.5 million or 5.7% and 5.6% on a constant currency basis compared to the fourth quarter of 2020.

•Sales and Marketing revenue for the fourth quarter of 2021 was $198.2 million, an increase of $15.1 million or 8.3% and 8.2% on a constant currency basis compared to the fourth quarter of 2020.

North America adjusted EBITDA for the fourth quarter of 2021 was $211.3 million, an increase of 6.9%, with adjusted EBITDA margin of 49.3%.

For the year ended December 31, 2021, North America revenue was $1,499.4 million, an increase of $39.4 million or 2.7% and 2.6% on a constant currency basis compared to the year ended December 31, 2020. Excluding the positive impact of foreign exchange of $2.1 million and the net impact of acquisitions which contributed revenue of $6.7 million, North America organic revenue increased 2.1%.

•Finance and Risk revenue for the year ended December 31, 2021 was $834.7 million, an increase of $23.5 million or 2.9% and 2.7% on a constant currency basis compared to the year ended December 31, 2020.

•Sales and Marketing revenue for the year ended December 31, 2021 was $664.7 million, an increase of $15.9 million or 2.4% compared to the year ended December 31, 2020.

North America adjusted EBITDA for the year ended December 31, 2021 was $715.3 million, an increase of 2.8%, with adjusted EBITDA margin of 47.7%.

International

International revenue for the fourth quarter of 2021 was $169.6 million, an increase of $90.2 million or 113.5% and 118.6% on a constant currency basis compared to the fourth quarter of 2020. Excluding the negative impact of foreign exchange of $4.3 million and the net impact of the Bisnode acquisition which contributed revenue of $88.0 million, organic revenue before the effect of foreign exchange increased 8.2%.

•Finance and Risk revenue for the fourth quarter of 2021 was $110.2 million, an increase of $46.5 million or 73.0% and 76.2% on a constant currency basis compared to the fourth quarter of 2020. Organic revenue before the effect of foreign exchange increased 9.7%.

•Sales and Marketing revenue for the fourth quarter of 2021 was $59.4 million, an increase of $43.7 million or 276.9% and 289.0% on a constant currency basis compared to the fourth quarter of 2020. Organic revenue before the effect of foreign exchange increased 2.2%.

International adjusted EBITDA was $46.0 million for the fourth quarter ended December 31, 2021, an increase of 142.6%, with adjusted EBITDA margin of 27.1%.

International revenue for the year ended December 31, 2021 was $671.0 million, an increase of $371.2 million or 123.8% and 121.9% on a constant currency basis compared to the year ended December 31, 2020. Excluding the positive impact of foreign exchange of $1.0 million and the net impact of the Bisnode acquisition which contributed revenue of $344.0 million, organic revenue before the effect of foreign exchange increased 8.6%.

•Finance and Risk revenue for the year ended December 31, 2021 was $430.3 million, an increase of $186.3 million or 76.4% and 74.2% on a constant currency basis compared to the year ended December 31, 2020. Organic revenue before the effect of foreign exchange increased 7.1%.

•Sales and Marketing revenue for the year ended December 31, 2021 was $240.7 million, an increase of $184.9 million or 330.9% and 329.7% on a constant currency basis compared to the year ended December 31, 2020. Organic revenue before the effect of foreign exchange increased 15.4%.

International adjusted EBITDA was $194.1 million for the year ended December 31, 2021, an increase of 113.4%, with adjusted EBITDA margin of 28.9%.

Balance Sheet

As of December 31, 2021, we had cash and cash equivalents of $177.1 million and total principal amount of debt of $3,822.9 million. We had $690 million available on our $850 million revolving credit facility as of December 31, 2021.

Business Outlook

•Adjusted Revenues are expected to be in the range of $2,270 million to $2,315 million.
•Adjusted EBITDA is expected to be in the range of $865 million to $905 million.
•Adjusted EPS is expected to be in the range of $1.13 to $1.20.

The foregoing forward-looking statements reflect Dun & Bradstreet’s expectations as of today's date and Revenue assumes constant foreign currency rates. Dun & Bradstreet does not present a qualitative reconciliation of its forward-looking non-GAAP financial measures to the most directly comparable GAAP measure due to the inherent difficulty, without unreasonable efforts, in forecasting and quantifying with reasonable accuracy significant items required for this reconciliation. Given the number of risk factors, uncertainties and assumptions discussed below, actual results may differ materially. Dun & Bradstreet does not intend to update its forward-looking statements until its next quarterly results announcement, other than in publicly available statements.

Earnings Conference Call and Audio Webcast

Dun & Bradstreet will host a conference call to discuss the fourth quarter and full year 2021 financial results on February 16, 2022 at 8:30 a.m. ET. The conference call can be accessed live over the phone by dialing 844-200-6205 (USA), 833-950-0062 (Canada) or 929-526-1599 (International) and enter conference ID: 112964. The conference call replay will be available from 11:30 a.m. ET on February 16, 2022, through March 2, 2022, by dialing 866-813-9403 (USA), 226-828-7578 (Canada), or +44 204-525-0658 (International). The replay passcode will be 197013.

The call will also be webcast live from Dun & Bradstreet’s investor relations website at https://investor.dnb.com. Following the completion of the call, a recorded replay of the webcast will be available on the website.

About Dun & Bradstreet

Dun & Bradstreet, a leading global provider of business decisioning data and analytics, enables companies around the world to improve their business performance. Dun & Bradstreet’s Data Cloud fuels solutions and delivers insights that empower customers to accelerate revenue, lower cost, mitigate risk, and transform their businesses. Since 1841, companies of every size have relied on Dun & Bradstreet to help them manage risk and reveal opportunity. For more information on Dun & Bradstreet, please visit www.dnb.com.

Use of Non-GAAP Financial Measures

In addition to reporting GAAP results, we evaluate performance and report our results on the non-GAAP financial measures discussed below. We believe that the presentation of these non-GAAP measures provides useful information to investors and rating agencies regarding our results, operating trends and performance between periods. These non-GAAP financial measures include adjusted revenue, organic revenue, adjusted earnings before interest, taxes, depreciation and amortization (‘‘adjusted EBITDA’’), adjusted EBITDA margin, adjusted net income and adjusted net earnings per diluted share. Adjusted results are non-GAAP measures that adjust for the impact due to certain acquisition and divestiture related revenue and expenses, such as costs for banker fees, legal fees, due diligence, retention payments and contingent consideration adjustments, restructuring charges, equity-based compensation, and other non-core gains and charges that are not in the normal course of our business, such as costs associated with early debt redemptions, gains and losses on sales of businesses, impairment charges, the effect of significant changes in tax laws and material tax and legal settlements. We exclude amortization of recognized intangible assets resulting from the application of purchase accounting because it is non-cash and not indicative of our ongoing and underlying operating performance. Recognized intangible assets arise from acquisitions, primarily the Take-Private Transaction (refer to Note 5 to the condensed consolidated financial statements for the three and nine months ended September 30, 2021 included in the Quarterly Report on Form 10-Q for the third quarter of 2021). We believe that recognized intangible assets by their nature are fundamentally different from other depreciating assets that are replaced on a predictable operating cycle. Unlike other depreciating assets, such as developed and purchased software licenses or property and equipment, there is no replacement cost once these recognized intangible assets expire and the assets are not replaced. Additionally, our costs to operate, maintain and extend the life of acquired intangible assets and purchased intellectual property are reflected in our operating costs as personnel, data fee, facilities, overhead and similar items. Management believes it is important for investors to understand that such intangible assets were recorded as part of purchase accounting and contribute to revenue generation. Amortization of recognized intangible assets will recur in future periods until such assets have been fully amortized. In addition, we isolate the effects of changes in foreign exchange rates on our revenue growth because we believe it is useful for investors to be able to compare revenue from one period to another, both after and before the effects of foreign exchange rate changes. The change in revenue performance attributable to foreign currency rates is determined by converting both our prior and current periods’ foreign currency revenue by a constant rate. As a result, we monitor our adjusted revenue growth both after and before the effects of foreign exchange rate changes. We believe that these supplemental non-GAAP financial measures provide management and other users with additional meaningful financial information that should be considered when assessing our ongoing performance and comparability of our operating results from period to period. Our management regularly uses our supplemental non-GAAP financial measures internally to understand, manage and evaluate our business and make operating decisions. These non-GAAP measures are among the factors management uses in planning for and forecasting future periods. Non-GAAP financial measures should be viewed in addition to, and not as an alternative to our reported results prepared in accordance with GAAP.

Our non-GAAP or adjusted financial measures reflect adjustments based on the following items, as well as the related income tax.

Adjusted Revenue

We define adjusted revenue as revenue adjusted to include a revenue adjustment due to the timing of the completion of the Bisnode acquisition. Management uses this measure to evaluate ongoing performance of the business period over period. In addition, we isolate the effects of changes in foreign exchange rates on our revenue growth because we believe it is useful for investors to be able to compare revenue from one period to another, both after and before the effects of foreign exchange rate changes. The change in revenue performance attributable to foreign currency rates is determined by converting both our prior and current periods’ foreign currency revenue by a constant rate.

Organic Revenue

We define organic revenue as adjusted revenue before the effect of foreign exchange excluding revenue from the acquired businesses for the first twelve months. We believe the organic measure provides investors and analysts with useful supplemental information regarding the Company’s underlying revenue trends by excluding the impact of acquisitions.

Adjusted EBITDA and Adjusted EBITDA Margin

We define adjusted EBITDA as net income (loss) attributable to Dun & Bradstreet Holdings, Inc. excluding the following items:

•depreciation and amortization;

•interest expense and income;

•income tax benefit or provision;

•other non-operating expenses or income;

•equity in net income of affiliates;

•net income attributable to non-controlling interests;

•dividends allocated to preferred stockholders;

•other incremental or reduced expenses and revenue from the application of purchase accounting (e.g. commission asset amortization);

•equity-based compensation;

•restructuring charges;

•merger and acquisition-related operating costs;

•transition costs primarily consisting of non-recurring expenses associated with transformational and integration activities, as well as incentive expenses associated with our synergy program, primarily in 2020;

•legal reserve and costs associated with significant legal and regulatory matters; and

•asset impairment.

We calculate adjusted EBITDA margin by dividing adjusted EBITDA by adjusted revenue.

Adjusted Net Income

We define adjusted net income as net income (loss) attributable to Dun & Bradstreet Holdings, Inc. adjusted for the following items:

•incremental amortization resulting from the application of purchase accounting. We exclude amortization of recognized intangible assets resulting from the application of purchase accounting because it is non-cash and is not indicative of our ongoing and underlying operating performance. The Company believes that recognized intangible assets by their nature are fundamentally different from other depreciating assets that are replaced on a predictable operating cycle. Unlike other depreciating assets, such as developed and purchased software licenses or property and equipment, there is no replacement cost once these recognized intangible assets expire and the assets are not replaced. Additionally, the Company’s costs to operate, maintain and extend the life of acquired intangible assets and purchased intellectual property are reflected in the Company’s operating costs as personnel, data fee, facilities, overhead and similar items;

•other incremental or reduced expenses and revenue from the application of purchase accounting (e.g. commission asset amortization);

•equity-based compensation;

•restructuring charges;

•merger and acquisition-related operating costs;

•transition costs primarily consisting of non-recurring expenses associated with transformational and integration activities, as well as incentive expenses associated with our synergy program, primarily in 2020;

•legal reserve and costs associated with significant legal and regulatory matters;

•change in fair value of the make-whole derivative liability associated with the Series A Preferred Stock;

•asset impairment;

•non-recurring pension charges, related to pension settlement charge;

•dividends allocated to preferred stockholders;

•merger, acquisition and divestiture-related non-operating costs;

•debt refinancing and extinguishment costs; and

•tax effect of the non-GAAP adjustments and the impact resulting from the enactment of the CARES Act.

Adjusted Net Earnings per Diluted Share

We calculate adjusted net earnings per diluted share by dividing adjusted net income (loss) by the weighted average number of common shares outstanding for the period plus the dilutive effect of common shares potentially issuable in connection with awards outstanding under our stock incentive plan.

Forward-Looking Statements

The statements contained in this release that are not purely historical are forward-looking statements, including statements regarding expectations, hopes, intentions or strategies regarding the future. Forward-looking statements are based on Dun & Bradstreet’s management’s beliefs, as well as assumptions made by, and information currently available to, them. Forward-looking statements can be identified by words such as “anticipates,” “intends,” “plans,” “seeks,” “believes,” “estimates,” “expects” and similar references to future periods, or by the inclusion of forecasts or projections. Examples of forward-looking statements include, but are not limited to, statements we make regarding the outlook for our future business and financial performance. Because such statements are based on expectations as to future financial and operating results and are not statements of fact, actual results may differ materially from those projected. It is not possible to predict or identify all risk factors. Consequently, the risks and uncertainties listed below should not be considered a complete discussion of all of our potential trends, risks and uncertainties. We undertake no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise.

The risks and uncertainties that forward-looking statements are subject to include, but are not limited to: (i) an outbreak of disease, global or localized health pandemic or epidemic, or the fear of such an event (such as the COVID-19 global pandemic), including the global economic uncertainty and measures taken in response; (ii) the short- and long-term effects of the COVID-19 global pandemic, including the pace of recovery or any future resurgence; (iii) our ability to implement and execute our strategic plans to transform the business; (iv) our ability to develop or sell solutions in a timely manner or maintain client relationships; (v) competition for our solutions; (vi) harm to our brand and reputation; (vii) unfavorable global economic conditions; (viii) risks associated with operating and expanding internationally; (ix) failure to prevent cybersecurity incidents or the perception that confidential information is not secure; (x) failure in the integrity of our data or systems; (xi) system failures and personnel disruptions, which could delay the delivery of our solutions to our clients; (xii) loss of access to data sources or ability to transfer data across the data sources in markets we operate; (xiii) failure of our software vendors and network and cloud providers to perform as expected or if our relationship is terminated; (xiv) loss or diminution of one or more of our key clients, business partners or government contracts; (xv) dependence on strategic alliances, joint ventures and acquisitions to grow our business; (xvi) our ability to protect our intellectual property adequately or cost-effectively; (xvii) claims for intellectual property infringement; (xviii) interruptions, delays or outages to subscription or payment processing platforms; (xix) risks related to acquiring and integrating businesses and divestitures of existing businesses; (xx) our ability to retain members of the senior leadership team and attract and retain skilled employees; (xxi) compliance with governmental laws and regulations; (xxii) risks related to the voting letter agreement among and registration and other rights held by certain of our largest shareholders; and (xxiii) the other factors described under the headings “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Cautionary Note Regarding Forward-Looking Statements” and other sections of our Annual Report on Form 10-K and filed with the Securities and Exchange Commission on February 25, 2021.

Dun & Bradstreet Holdings, Inc.
Consolidated Statements of Operations
(In millions, except per share data)

	Three months ended December 31,		Year ended December 31,
	2021	2020 (1)	2021	2020 (1)
Revenue	$598.3	$479.9	$2,165.6	$1,738.7
Cost of services (exclusive of depreciation and amortization)	176.7	144.3	664.3	548.2
Selling and administrative expenses	199.1	158.6	714.7	559.8
Depreciation and amortization	157.2	136.4	615.9	537.8
Restructuring charges	4.4	21.0	25.1	37.3
Operating costs	537.4	460.3	2,020.0	1,683.1
Operating income (loss)	60.9	19.6	145.6	55.6
Interest income	0.2	0.1	0.7	0.7
Interest expense	(61.2)	(49.3)	(206.4)	(271.1)
Other income (expense) - net	(17.6)	30.8	14.9	(11.6)
Non-operating income (expense) - net	(78.6)	(18.4)	(190.8)	(282.0)
Income (loss) before provision (benefit) for income taxes and equity in net income of affiliates	(17.7)	1.2	(45.2)	(226.4)
Less: provision (benefit) for income taxes	(7.0)	(1.4)	23.4	(112.4)
Equity in net income of affiliates	0.7	0.5	2.7	2.4
Net income (loss)	(10.0)	3.1	(65.9)	(111.6)
Less: net (income) loss attributable to the non-controlling interest	(1.6)	(1.3)	(5.8)	(4.9)
Less: Dividends allocated to preferred stockholders	—	—	—	(64.1)
Net income (loss) attributable to Dun & Bradstreet Holdings, Inc.	$(11.6)	$1.8	$(71.7)	$(180.6)

Basic earnings (loss) per share of common stock attributable to Dun & Bradstreet Holdings, Inc.	$(0.03)	$—	$(0.17)	$(0.49)
Diluted earnings (loss) per share of common stock attributable to Dun & Bradstreet Holdings, Inc.	$(0.03)	$—	$(0.17)	$(0.49)
Weighted average number of shares outstanding-basic	428.6	422.7	428.7	367.1
Weighted average number of shares outstanding-diluted	428.6	423.6	428.7	367.1

(1)Revised to reflect the elimination of the international lag reporting. See further details in Note 1 to the condensed consolidated financial statements for the three and nine months ended September 30, 2021, included in the Quarterly Report on Form 10-Q for the third quarter of 2021.

Dun & Bradstreet Holdings, Inc.
Consolidated Balance Sheets
(In millions, except share data and per share data)

	December 31, 2021	December 31, 2020 (1)
Assets
Current assets
Cash and cash equivalents	$177.1	$352.3
Accounts receivable, net of allowance of $16.5 at December 31, 2021 and $11.4 at December 31, 2020	401.7	319.3
Prepaid taxes	52.2	130.4
Other prepaids	63.9	37.9
Other current assets	23.1	34.5
Total current assets	718.0	874.4
Non-current assets
Property, plant and equipment, net of accumulated depreciation of $27.5 at December 31, 2021 and $14.3 at December 31, 2020	96.8	25.7
Computer software, net of accumulated amortization of $234.2 at December 31, 2021 and $125.6 at December 31, 2020	557.4	437.0
Goodwill	3,493.3	2,857.9
Deferred income tax	18.5	14.1
Other intangibles	4,824.5	4,814.8
Deferred costs	116.1	83.8
Other non-current assets	172.6	112.6
Total non-current assets	9,279.2	8,345.9
Total assets	$9,997.2	$9,220.3
Liabilities
Current liabilities
Accounts payable	$83.5	$60.1
Accrued payroll	125.6	110.5
Short-term debt	28.1	25.3
Deferred revenue	569.4	477.2
Other accrued and current liabilities	198.3	155.0
Total current liabilities	1,004.9	828.1
Long-term pension and postretirement benefits	178.4	291.5
Long-term debt	3,716.7	3,255.8
Deferred income tax	1,207.2	1,106.6
Other non-current liabilities	144.7	154.4
Total liabilities	6,251.9	5,636.4
Commitments and contingencies

Equity
Common Stock, $0.0001 par value per share, authorized—2,000,000,000 shares; 432,070,999 shares issued and 431,197,782 shares outstanding at December 31, 2021 and 423,418,131 shares issued and 422,952,228 shares outstanding at December 31, 2020	—	—
Capital surplus	4,500.4	4,310.2
Accumulated deficit	(761.8)	(690.1)
Treasury Stock, 873,217 shares at December 31, 2021 and 465,903 shares at December 31, 2020	(0.3)	—
Accumulated other comprehensive loss	(57.1)	(94.5)
Total stockholder equity	3,681.2	3,525.6
Non-controlling interest	64.1	58.3
Total equity	3,745.3	3,583.9
Total liabilities and stockholder equity	$9,997.2	$9,220.3
(1)Revised to reflect the elimination of the international lag reporting. See further details in Note 1 to the condensed consolidated financial statements for the three and nine months ended September 30, 2021, included in the Quarterly Report on Form 10-Q for the third quarter of 2021.

Dun & Bradstreet Holdings, Inc.
Condensed Consolidated Statements of Cash Flows
(In millions)

	Year ended December 31,
	2021	2020 (1)
Cash flows provided by (used in) operating activities:
Net income (loss)	$(65.9)	$(111.6)
Reconciliation of net income (loss) to net cash provided by (used in) operating activities:
Depreciation and amortization	615.9	537.8
Amortization of unrecognized pension loss (gain)	1.9	(0.5)
Payments for debt early redemption premiums reclassified to financing cash flows	29.5	50.1
Amortization and write off of deferred debt issuance costs	31.2	45.0
Pension settlement charge	—	0.6
Equity-based compensation expense	33.3	45.1
Restructuring charge	25.1	37.3
Restructuring payments	(20.6)	(16.5)
Change in fair value of make-whole derivative liability	—	32.8
Changes in deferred income taxes	(77.4)	(99.6)
Changes in prepaid and accrued income taxes	5.1	(129.7)
Changes in operating assets and liabilities: (2)
(Increase) decrease in accounts receivable	(13.7)	(45.1)
(Increase) decrease in prepaid taxes, other prepaids and other current assets	63.2	(28.9)
Increase (decrease) in deferred revenue	16.5	8.1
Increase (decrease) in accounts payable	(0.1)	9.1
Increase (decrease) in accrued liabilities	(2.3)	(20.3)
Increase (decrease) in other accrued and current liabilities	(24.3)	(18.1)
(Increase) decrease in other long-term assets	(34.2)	(49.7)
Increase (decrease) in long-term liabilities	(84.4)	(39.2)
Net, other non-cash adjustments	4.9	(1.2)
Net cash provided by (used in) operating activities	503.7	205.5
Cash flows provided by (used in) investing activities:
Acquisitions of businesses, net of cash acquired (3)	(844.8)	(20.6)
Cash settlements of foreign currency contracts	22.3	7.7
Payments for real estate purchase	(76.6)	—
Capital expenditures	(9.7)	(7.8)
Additions to computer software and other intangibles	(170.7)	(115.2)
Other investing activities, net	0.8	2.1
Net cash provided by (used in) investing activities	(1,078.7)	(133.8)
Cash flows provided by (used in) financing activities:
Proceeds from issuance of common stock in the IPO transaction and Private Placement, net (4)	—	2,248.2
Payment for the redemption of Cumulative Series A Preferred Stock	—	(1,067.9)
Payment for make-whole liability	—	(205.2)
Payment for debt early redemption premiums	(29.5)	(50.1)
Payments of dividends	—	(64.1)
Proceeds from borrowings on Credit Facility	314.1	407.2
Proceeds from issuance of Successor's Senior Notes	460.0	—
Proceeds from borrowings on Successor's Term Loan Facility - net of issuance discount	300.0	—
Payments of borrowings on Credit Facility	(154.1)	(407.2)
Payments of borrowing on Term Loan Facility	(28.1)	(19.0)
Payments of borrowings on Successor’s Senior Notes	(450.0)	(580.0)
Payments of borrowings on Bridge Loan	—	(63.0)
Payment of debt issuance costs	(9.5)	(2.5)
Other financing activities, net	(2.8)	(7.8)
Net cash provided by (used in) financing activities	400.1	188.6
Effect of exchange rate changes on cash and cash equivalents	(0.3)	7.6
Increase (decrease) in cash and cash equivalents	(175.2)	267.9
Cash and Cash Equivalents, Beginning of Period	352.3	84.4
Cash and Cash Equivalents, End of Period	$177.1	$352.3
Supplemental Disclosure of Cash Flow Information:
Cash Paid for:
Income taxes payment (refund), net	$12.7	$116.9
Interest	$191.8	$249.0
(1)Revised to reflect the elimination of the international lag reporting. See further details in Note 1 to the condensed consolidated financial statements for the three and nine months ended September 30, 2021, included in the Quarterly Report on Form 10-Q for the third quarter of 2021.
(2)Net of the effect of acquisitions.
(3)In connection with the Bisnode acquisition, we also issued 6,237,087 shares of common stock of the Company in a private placement valued at $158.9 million based on the stock closing price on January 8, 2021.
(4)Net of IPO offering costs of $132.8 million of which $131.9 million was paid by proceeds raised from the offering and $0.9 million was paid prior to the IPO and Private Placement.

Dun & Bradstreet Holdings, Inc.
Reconciliation of GAAP to Non-GAAP Financial Measures (Unaudited)
(In millions)

Reconciliation of Revenue to Adjusted Revenue and Organic Revenue

	Three months ended December 31,		Year ended December 31,
	2021	2020	2021	2020
Revenue	$598.3	$479.9	$2,165.6	$1,738.7
Revenue adjustment due to the Bisnode acquisition close timing	—	—	4.6	—
Adjusted revenue (a)	598.3	479.9	2,170.2	1,738.7
Foreign currency impact	4.6	0.7	3.1	6.2
Adjusted revenue before the effect of foreign currency (a)	$602.9	$480.6	$2,173.3	$1,744.9
Net revenue from acquisitions - before the effect of foreign currency	(98.5)	—	(350.7)	—
Organic revenue - before the effect of foreign currency (a)	$504.4	$480.6	$1,822.6	$1,744.9

North America	$428.7	$401.1	$1,499.4	$1,460.0
International	169.6	79.4	671.0	299.8
Segment revenue	$598.3	$480.5	$2,170.4	$1,759.8
Corporate and other (a)	—	(0.6)	(0.2)	(21.1)
Foreign currency impact	4.6	0.7	3.1	6.2
Adjusted revenue before the effect of foreign currency (a)	$602.9	$480.6	$2,173.3	$1,744.9
Net revenue from acquisitions- before the effect of foreign currency	(98.5)	—	(350.7)	—
Organic revenue - before the effect of foreign currency (a)	$504.4	$480.6	$1,822.6	$1,744.9

(a) Includes deferred revenue purchase accounting adjustments	$—	$(0.6)	$(0.2)	$(21.1)

Reconciliation of Net Income (Loss) to Adjusted EBITDA
(In millions)

	Three months ended December 31,		Year ended December 31,
	2021	2020	2021	2020
Net income (loss) attributable to Dun & Bradstreet Holdings, Inc.	$(11.6)	$1.8	$(71.7)	$(180.6)
Depreciation and amortization	157.2	136.4	615.9	537.8
Interest expense - net	61.0	49.2	205.7	270.4
(Benefit) provision for income tax - net	(7.0)	(1.4)	23.4	(112.4)
EBITDA	199.6	186.0	773.3	515.2
Other income (expense) - net	17.6	(30.8)	(14.9)	11.6
Equity in net income of affiliates	(0.7)	(0.5)	(2.7)	(2.4)
Net income (loss) attributable to non-controlling interest	1.6	1.3	5.8	4.9
Dividends allocated to preferred stockholders	—	—	—	64.1
Other incremental or reduced expenses and revenue from the application of purchase accounting	(4.0)	(4.4)	(12.9)	(18.8)
Equity-based compensation	9.6	6.5	33.3	45.1
Restructuring charges	4.4	21.0	25.1	37.3
Merger and acquisition-related operating costs	6.9	7.4	14.1	14.1
Transition costs	6.0	9.6	11.6	31.9
Legal reserve associated with significant legal and regulatory matters	1.7	3.9	12.8	3.9
Asset impairment	—	3.9	1.6	4.5
Adjusted EBITDA	$242.7	$203.9	$847.1	$711.4

North America	$211.3	$197.6	$715.3	$696.2
International	46.0	19.0	194.1	91.0
Corporate and other (a)	(14.6)	(12.7)	(62.3)	(75.8)
Adjusted EBITDA (a)	$242.7	$203.9	$847.1	$711.4
Adjusted EBITDA Margin (a)	40.6%	42.5%	39.0%	40.9%
(a) Including impact of deferred revenue purchase accounting adjustments:
Impact to adjusted EBITDA	$—	$(0.6)	$(0.2)	$(21.1)
Impact to adjusted EBITDA margin	—%	(0.1)%	—%	(0.7)%

Dun & Bradstreet Holdings, Inc.
Segment Revenue and Adjusted EBITDA (Unaudited)
(In millions)

	Three months ended December 31, 2021
	North America	International	Corporate and Other (a)	Total
Adjusted revenue	$428.7	$169.6	$—	$598.3
Total operating costs	233.8	126.9	16.5	377.2
Operating income (loss)	194.9	42.7	(16.5)	221.1
Depreciation and amortization	16.4	3.3	1.9	21.6
Adjusted EBITDA	$211.3	$46.0	$(14.6)	$242.7

Adjusted EBITDA margin	49.3%	27.1%	N/A	40.6%

	Year ended December 31, 2021
	North America	International	Corporate and Other (a)	Total
Adjusted revenue	$1,499.4	$671.0	$(0.2)	$2,170.2
Total operating costs	844.3	489.0	70.0	1,403.3
Operating income (loss)	655.1	182.0	(70.2)	766.9
Depreciation and amortization	60.2	12.1	7.9	80.2
Adjusted EBITDA	$715.3	$194.1	$(62.3)	$847.1

Adjusted EBITDA margin	47.7%	28.9%	N/A	39.0%

	Three months ended December 31, 2020
	North America	International	Corporate and Other (a)	Total
Adjusted revenue	$401.1	$79.4	$(0.6)	$479.9
Total operating costs	215.9	62.8	14.2	292.9
Operating income (loss)	185.2	16.6	(14.8)	187.0
Depreciation and amortization	12.4	2.4	2.1	16.9
Adjusted EBITDA	$197.6	$19.0	$(12.7)	$203.9

Adjusted EBITDA margin	49.3%	23.9%	N/A	42.5%

	Year ended December 31, 2020
	North America	International	Corporate and Other (a)	Total
Adjusted revenue	$1,460.0	$299.8	$(21.1)	$1,738.7
Total operating costs	810.1	217.1	62.6	1,089.8
Operating income (loss)	649.9	82.7	(83.7)	648.9
Depreciation and amortization	46.3	8.3	7.9	62.5
Adjusted EBITDA	$696.2	$91.0	$(75.8)	$711.4

Adjusted EBITDA margin	47.7%	30.3%	N/A	40.9%

(a) Includes deferred revenue purchase accounting adjustments.

Dun & Bradstreet Holdings, Inc.
Reconciliation of GAAP to Non-GAAP Financial Measures (Unaudited)
(In millions, except per share data)

Reconciliation of Net Income (Loss) to Adjusted Net Income (Loss)

	Three months ended December 31,		Year ended December 31,
	2021	2020	2021	2020
Net income (loss) attributable to Dun & Bradstreet Holdings, Inc.	$(11.6)	$1.8	$(71.7)	$(180.6)
Dividends allocated to preferred stockholders	—	—	—	64.1
Incremental amortization of intangible assets resulting from the application of purchase accounting	135.6	119.5	535.7	475.3
Other incremental or reduced expenses and revenue from the application of purchase accounting	(4.0)	(4.4)	(12.9)	(18.8)
Equity-based compensation	9.6	6.5	33.3	45.1
Restructuring charges	4.4	21.0	25.1	37.3
Merger and acquisition-related operating costs	6.9	7.4	14.1	14.1
Transition costs	6.0	9.6	11.6	31.9
Legal expense and costs associated with significant legal and regulatory matters	1.7	3.9	12.8	3.9
Change in fair value of make-whole derivative liability	—	—	—	32.8
Asset impairment	—	3.9	1.6	4.5
Non-recurring pension charges	—	0.6	—	0.6
Merger and acquisition-related non-operating costs	(0.1)	(23.5)	2.2	(23.5)
Debt refinancing and extinguishment costs	41.9	2.5	43.0	76.6
Tax impact of the CARES Act	—	—	(0.8)	(57.8)
Tax effect of the non-GAAP adjustments	(48.5)	(34.1)	(122.9)	(158.9)
Adjusted net income (loss) attributable to Dun & Bradstreet Holdings, Inc. (a)	$141.9	$114.7	$471.1	$346.6
Adjusted diluted earnings (loss) per share of common stock	$0.33	$0.27	$1.10	$0.94
Weighted average number of shares outstanding - diluted	429.0	423.6	429.8	367.3

(a) Including impact of deferred revenue purchase accounting adjustments:
Pre-tax impact	$—	$(0.6)	$(0.2)	$(21.1)
Tax impact	—	0.1	—	5.4
Net impact to adjusted net income (loss) attributable to Dun & Bradstreet Holdings, Inc.	$—	$(0.5)	$(0.2)	$(15.7)
Net impact to adjusted diluted earnings (loss) per share of common stock	$—	$—	$—	$(0.04)

For more information, please contact:

Media Contact:
Lisette Kwong
973-921-6263
KwongL@dnb.com

Investor Contact:
Debra McCann
973-921-6008
IR@dnb.com